Exhibit 99.1
Q3 Fiscal 2008 Financial Results Conference Call August 7, 2008 4:30 p.m. ET

Earnings In Line with Guidance Q3 FY08 $000's Q3 FY08 DEPS YTD FY08 $000's YTD FY08 DEPS Reported Loss from Continuing Operations ($10,326) ($0.17) ($20,409) ($0.31) Add: Restructuring Expense 2,571 $0.04 5,677 $0.09 Add: Loss on Investment - - 2,931 $0.04 Loss before Special Charges from Cont Ops ($7,755) *($0.12) ($11,801) ($0.18) Intangibles Amortization was $0.06 in Q2; $0.07 in Q3; and $0.18 YTD *June Quarter Guidance: Loss before Special Charges $.00 - ($0.12)

Cost Reductions offset Flow through from Revenue Declines $000's Q2 FY08 Q3 FY08 Change Revenues $147,647 $124,016 $(23,631) Gross profit 36,439 28,857 (7,582) Research & development 11,553 10,270 1,283 SG&A 29,896 25,636 4,260 Restructuring charges 2,506 2,571 (65) Operating Income ( $7,516) ($9,620) ( $2,104)

Bridging Sequential Operating Performance $ millions 2nd Quarter Operating Loss (7.5) Lost contribution on revenue decline (12.0) Increase in royalty revenues 1.1 Restructuring benefits and cost containment 5.1 Reduction in legal costs incurred on equity incentive matters 2.4 Non-recurrence of exceptional 2nd quarter costs 1.4 Cost increases net of other items (0.1) 3rd Quarter Operating Loss (9.6)

Increased Operating Loss & Unfavorable Foreign Currency Result Impact Net Loss $000's Q2 FY08 Q3 FY08 YTD FY08 Comments on Sequential Trends Operating loss ($7,516) ($9,620) ($20,822) Fixed cost absorption impacting gross profit Interest income, net 1,496 1,144 5,716 Impact of lower cash holdings & lower rates Loss on investment (2,931) 0 (2,931) Permanent impairment charge Other income (expense) 1,161 (1,244) (426) Unfavorable foreign currency impacts Income tax provision (885) (843) (2,398) Minorities & joint ventures 11 237 452 Net loss, Continuing Ops ( $8,664) ($10,326) ($20,409)

Critical Components Segment $000's Q2 FY08 Q3 FY08 YTD FY08 Comments on Sequential Trends Revenues $35,136 $28,341 $98,173 Declines in cryogenic vacuum pump revenues Gross profit Gross margin% 13,286 37.8% 10,241 36.1% 36,370 37.0% Flow through of lost variable contribution Operating expenses 9,604 8,810 27,109 Allocation of cost reductions Segment Operating Income $3,682 $1,431 $9,261

Automated Systems Segment $000's Q2 FY08 Q3 FY08 YTD FY08 Comments on Sequential Trends Revenues $81,527 $58,873 $223,740 Tool automation systems and Extended Factory most impacted Gross profit Gross margin % 16,997 20.8% 9,733 16.5% 46,509 20.8% Flow through of lost variable contribution Operating expenses 24,091 19,746 68,480 Completion of some R&D programs; restructuring benefits Segment Operating Loss ( $7,094) ( $10,013) ($21,971)

Global Customer Support Segment $000's Q2 FY08 Q3 FY08 YTD FY08 Comments on Sequential Trends Revenues $30,984 $36,802 $97,853 Legacy hardware revenue increases Gross profit Gross margin % 6,156 19.9% 8,883 24.1% 20,866 21.3% Volume fall through to gross margin on legacy products Operating expenses 5,967 5,564 18,042 Cost control Segment Operating Income $189 $3,319 $2,824

Q3 FY08 Cash Flows Net Income from Continuing Operations ( $10,326) ( $10,326) Depreciation & Amortization 8,835 8,835 Stock based compensation 1,069 1,069 Other non-cash items 286 286 Change in assets 1,563 1,563 Cash flow from Continuing Operations Cash flow from Continuing Operations 1,427 Capital Expenditures Capital Expenditures (6,489) Stock repurchases Stock repurchases 0 Currency Currency (699) Other Other 1,077 Net change in cash and marketable securities Net change in cash and marketable securities ($4,684) *Adjusted EBITDA of $1.8 million Oracle ERP Capital Expenditure of $4.3 million *Net Loss for Q3 FY08 was $10.3 million. A reconciliation of Adjusted EBITDA to Brooks' Net Loss is included in the earnings release issued on August 7, 2008

2008 September Quarter Guidance Revenues could be in the range between $110 million and $125 million Loss from Continuing Operations before special Charges could be in the range of $0.15 to $0.05